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Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Mike Shea, CFO David Reingold, Senior Vice President Computer Horizons Corp. (973) 299-4000	Investors:	Lauren Felice RF Binder Partners (212) 994-7541 lauren.felice@rfbinder.com
	mshea@computerhorizons.com dreingol@computerhorizons.com	Media:	Kirsten Plonner RF Binder Partners (212) 994-7546 kirsten.plonner@rfbinder.com

COMPUTER HORIZONS' SUBSIDIARY, RGII TECHNOLOGIES, INC.,
ACQUIRES FEDERAL IT SOLUTIONS COMPANY

        —CHC Bolsters Position in Growing Federal Government IT Services Marketplace With Bolt-on Acquisition of Automated Information Management, Inc.; Expects AIM to be Immediately Accretive to Earnings—

        Mountain Lakes, New Jersey, April 1, 2004—Computer Horizons Corp. ("CHC") (Nasdaq: CHRZ), a strategic solutions and professional services company, announced today that it's subsidiary RGII Technologies, Inc. has acquired all of the common stock of privately-held Automated Information Management, Inc. ("AIM"). The cash transaction is valued at approximately $13.7 million plus an estimated adjustment to purchase price for excess working capital of approximately $2.0 million. The acquisition is expected to be immediately accretive to CHC's earnings.

        Headquartered in Lanham, Maryland, AIM is a provider of information technology, engineering and logistics support solutions to the Federal government. Founded in 1983, AIM offers services and solutions in areas such as: mission-critical systems, network infrastructure, enterprise management, information resource management, help desk support, program management, engineering and logistics services. AIM has approximately 225 billable employees at its headquarters, as well as at customer sites both in the continental U.S. and abroad.

        For calendar 2003, AIM revenues were $18.5 million, recording significant top and bottom line growth over the last several years and margins consistent with CHC's existing government practice. The firm has contracts with numerous Federal agencies, including longstanding contracts with the Department of Labor (primarily servicing the Occupational Safety and Health Administration [OSHA]), the Department of Defense (primarily servicing the U.S. Army) and the Federal Aviation Administration (FAA) in the Department of Transportation. AIM is the prime contractor on more than 80 percent of its contracts and has a contract backlog of approximately $100 million. AIM brings a successful track record to CHC, with long and solid customer relationships. AIM's CEO and owner, Cynthia Hardy, will assist with transitional matters as operational responsibility is shifted to Kathryn B. Freeland, CEO of RGII Technologies, Inc.

        William J. Murphy, president and chief executive officer of Computer Horizons, said, "We are extremely pleased to welcome AIM and its employees to the CHC family, and we are committed to driving the growth potential that we know exists in the Federal government market. AIM fits CHC's acquisition criteria perfectly, and falls in line with our previously stated strategy of expanding our presence in the Federal government IT market and making a bolt-on acquisition to our RGII subsidiary. We expect continued strong top-line growth from the combined entity, which will provide for immediate, accretive contribution to our bottom line. We are very optimistic that the consolidation of AIM with RGII will be seamless and believe the future of the Federal IT market remains promising," added Murphy.

        "We are delighted that AIM has agreed to join us and I believe the addition of AIM will enhance RGII's operations. AIM has many of the same core competencies as RGII and a complementary customer roster," said Kathryn Freeland, CEO of RGII Technologies, Inc. "The acquisition of AIM will expand RGII's footprint, providing an entrance into government agencies where we do not currently have a presence, as well as a strong relationship with large, prime contractors."

About RGII Technologies, Inc.

        RGII is a solutions provider of high-end technology and program management to Federal, state and local government agencies. The company's solutions and services capabilities include enterprise management, network infrastructure, information assurance and security, web development and integration, program management, call management, engineering technology and technical services. In addition, RGII offers a unique proprietary software solution, known as "Monument™," which facilitates Federal budget formulation processes. The firm has contracts with over 80 government customers, including the Department of State, the Department of Defense and the Department of Commerce. RGII was acquired by Computer Horizons Corp. on July 8, 2003.

About Computer Horizons Corp.

        Computer Horizons Corp. (Nasdaq: CHRZ) is a strategic solutions and professional services company with more than thirty years of experience, specifically in information technology. The Company provides its services to a multi-national audience through its "bestshore" delivery centers located globally, and enabling its Fortune 2000 customer base to maximize technology investments. Through its wholly-owned subsidiary, RGII Technologies, Inc., CHC has expanded its government practice to include the Federal government sector, a growing market, in addition to various other vertical markets it serves, such as healthcare, consumer products, insurance and financial services. CHC's wholly owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise's business functions. For more information on Computer Horizons, please visit our Web site at www.computerhorizons.com.

        Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations—may not materialize.

        Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute the sale of certain operations or other initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company's filings with the Securities and Exchange Commission, press releases, and other communications.

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  Exhibit 99.1
COMPUTER HORIZONS' SUBSIDIARY, RGII TECHNOLOGIES, INC., ACQUIRES FEDERAL IT SOLUTIONS COMPANY